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INDEPENDENT AUDITORS' CONSENT

MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.:

We consent to the use in this Registration Statement on Form N-2 of our report dated October 16, 1995 and to the references to us under the captions "Experts" and "Financial Highlights" both of which appear in the Prospectus, which is a part of such Registration Statement.

Deloitte & Touche LLP
Princeton, New Jersey
November 2, 1995